Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces 2018 Third Quarter Financial Results

HOUSTON, Texas – November 9, 2018 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported third quarter 2018 net income attributable to controlling interests of $62 million and distributable cash flow of $83 million.

“During the third quarter of 2018, our portfolio of high quality, natural gas pipelines performed very well, generating 30 percent higher net income per common unit than in the same quarter last year,” said Nathan Brown, president of TC PipeLines, GP, Inc. “Our strategically located pipelines continue to benefit from increased natural gas flows, largely out of the Western Canadian Sedimentary Basin, and from additional contracting, both of which are contributing to our current results.”

“We have a healthy balance sheet and strong coverage ratios.” continued Brown.  “We have made significant progress in our response to the actions of the FERC earlier this year, and look forward to finalizing our regulatory strategy by year’s end.  Our reliable and diversified pipeline assets are in high demand and we are pursuing further appropriately sized, well-placed and well-timed organic expansion opportunities. Our Portland XPress project is a good example of our ability to economically and efficiently expand our existing infrastructure.”

Third Quarter Highlights (All financial figures are unaudited)
•	Generated net income attributable to controlling interests of $62 million
•	Paid cash distributions of $47 million
•	Declared cash distribution of $0.65 per common unit, consistent with the first and second quarter 2018 distributions
•	Generated EBITDA of $113 million and distributable cash flow of $83 million
•	Reached an uncontested rate settlement between GTN and its customers to address the requirements of the Federal Energy Regulatory Commission’s (FERC) Final Rule
•
PNGTS, Bison and North Baja filed their respective Form 501-Gs to address the requirement of the FERC’s Final Rule and Iroquois filed a request for a waiver of the requirement based on its existing moratorium

The Partnership’s financial highlights for the third quarter of 2018 compared to the same period of 2017 were:
	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars, except per common unit amounts)	2018	2017	2018	2017
Net income	65	55	241	193
Net income attributable to controlling interests	62	54	231	186
Net income per common unit – basic and diluted (a)	$0.79	$0.61	$3.11	$2.38

Cash distributions paid	(47)	(74)	(171)	(210)
Class B distribution paid	-	-	(15)	(22)
Cash distribution declared per common unit	$0.65	$1.00	$1.95	$2.94

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	113	103	386	327
Distributable cash flow (b)	83	65	296	238

Weighted average common units outstanding – basic and diluted (millions) (c)	71.3	69.4	71.3	68.9

Common units outstanding, end of period (millions) (c)	71.3	69.6	71.3	69.6

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributed to PNGTS’ former parent and amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Income section of this release.

(b)
EBITDA and Distributable cash flow are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail.

(c)	Under the ATM program, the Partnership issued 732,973 units during the nine months ended September 30, 2018 (no units were issued during the three months ended September 30, 2018).

Results of Operations

For the three months ended September 30, 2018, we generated net income attributable to controlling interests of $62 million, an $8 million increase compared to the same period in 2017. The increase was primarily due to higher revenues and higher equity earnings of $3 million and $7 million, respectively.

The increase in our revenues was largely due to the net effect of:

•	Higher revenue from PNGTS primarily due to incremental contracting from PNGTS’ Continent-to-Coast contracts for approximately 82,000 Dth/day for a term of 15 years;
•
Lower net revenue from GTN primarily due to the $9 million provision recorded during the third quarter of 2018 as part of the 2018 GTN settlement whereby GTN agreed to refund $10 million to its recourse rate customers from January 1 through October 31, 2018. Additionally, GTN generated lower revenues from its short-term discretionary services compared to the prior period. These decreases, however, were partially offset by higher incremental long-term services sold by GTN associated with the increased available upstream capacity following debottlenecking activities on pipelines owned by TransCanada, the ultimate parent company of our General Partner;

•	Increase in short-term firm transportation services sold by North Baja.

The $7 million increase in equity earnings was primarily due to higher equity earnings from Great Lakes as a result of the elimination of Great Lakes’ revenue sharing mechanism beginning in 2018 as part of the 2017 Great Lakes settlement. Additionally, there was a slight increase in Great Lakes’ incremental short-term sales during the current period.

Our EBITDA was $10 million higher for the third quarter of 2018 compared to the same period in 2017 mostly due to higher equity earnings and the increase in our revenues during the period as discussed above.

Distributable cash flow increased by $18 million in the third quarter of 2018 compared to the same period in 2017 due to the increase in EBITDA as described above and reduced distributions allocated to both our General Partner and Class B unitholders as a result of lower declared common share distributions. These gains were partially offset by an increase in maintenance capital expenditures of $2 million, largely attributable to the timing of pipeline reliability projects on GTN.

Cash Flow Analysis

The Partnership’s net cash provided by operating activities increased by $43 million for the nine months ended September 30, 2018 compared to the same period in 2017 primarily due to the net effect of (i) higher cash flow from operations at PNGTS and North Baja due to their increased revenues, (ii) the addition of quarterly distributions from Iroquois for the full nine months in 2018 as compared to the period from June 1 to the end of September in 2017, and (iii) higher distributions received from Great Lakes due to an increase in its revenue related to its increased contract levels.

Net cash used in investing activities decreased by $732 million for the nine months ended September 30, 2018 compared to the same period in 2017 primarily due to the net effect of:

•
$646 million total cash payment to TransCanada in 2017 for the Partnership’s acquisition of the 49.34 percent interest in Iroquois and TransCanada’s remaining 11.81 percent interest in PNGTS (2017 Acquisition);

•
$83 million equity contribution to Northern Border in the third quarter of 2017 representing our 50 percent share of a requested capital contribution to reduce the outstanding balance of its revolving credit facility; and

•
$8 million unrestricted cash distribution received from Iroquois during the nine months ended September 30, 2018 representing a return of investment, which was $5 million higher than the unrestricted cash distribution received during the nine months ended September 30, 2017.

The Partnership’s net cash from financing activities decreased by $769 million in the nine months ended September 30, 2018 compared to the same period in 2017 due to the net effect of:
•
$157 million in net debt repayments in 2018 compared to $568 million net debt issuance in 2017 primarily due to the issuance of $500 million 3.90 percent Senior Notes on May 25, 2017 to partially finance the 2017 Acquisition and efforts to reduce outstanding debt in 2018;

•	$86 million decrease in ATM equity issuances in the first nine months of 2018 as compared to the same period in 2017;
•
$39 million decrease in distributions paid on our common units including our General Partner’s effective two percent share and its related incentive distributions rights as a result of the lower distribution declared for the first two quarters of 2018 as compared to the first two quarters of 2017;

•	$7 million decrease in distributions paid to Class B units; and
•	$6 million increase in distributions paid to non-controlling interests due to higher distributions from PNGTS in 2018.

As of September 30, 2018, our cash and cash equivalents totaled $48 million, an increase of $15 million or 45 percent, from December 31, 2017. In 2018 to the end of the third quarter, we reduced the outstanding balance of our credit facility by 68 percent, from $185 million at December 31, 2017 to $60 million at September 30, 2018.  As of November 9, 2018 the available borrowing capacity on our credit facility was $430 million. We believe our cash position, remaining borrowing capacity on our credit facility and operating cash flows are adequate to fund our liquidity requirements over the next twelve months, including distributions to our unitholders, ongoing capital expenditures and required debt repayments.
Non-GAAP Financial Measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•	EBITDA
•	Total distributable cash flow
•	Distributable cash flow

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the net income amount presented. It measures our earnings before deducting interest, taxes, depreciation and amortization and net income attributable to non-controlling interests and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes EBITDA plus:
•	Distributions from our equity investments
less:
•	Earnings from our equity investments,
•	Equity allowance for funds used during construction (Equity AFUDC),
•	Interest expense,
•	Income taxes,
•	Distributions to non-controlling interests,
•	Distributions to TransCanada as the former parent of PNGTS, and
•	Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and distributions allocable to Class B units. Distributions declared to the General Partner are based on its effective two percent interest plus an amount equal to incentive distributions. For the year ending December 31, 2018, distributions allocable to the Class B units (30 percent of GTN’s 2018 distributable cash flow less $20 million) will be further reduced by 35 percent, which is equivalent to the percentage by which distributions payable to the common units were reduced in 2018 (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will continue to apply for any particular calendar year until distributions payable in respect of common units for such calendar year equal or exceed $3.94 per common unit.

The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial information prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned “Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference Call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.273.9672 on Friday, November 9, 2018 at 10 a.m. CST/11 a.m. EST. Nathan Brown, president of the General Partner, will discuss the third quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com or via the following URL: http://www.gowebcasting.com/9681. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. CST and midnight EST on November 16, 2018, by calling 800.408.3053, then entering pass code 2998492#.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-Looking Statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements”.  These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, the impact of the 2017 Tax Act and the 2018 FERC Actions on our future operating performance and cashflows, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, and our ability to access  debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A in our Annual Report on Form 10-K for the year-ended December 31, 2017 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Grady Semmens
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income
	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars, except per common unit amounts)	2018	2017	2018	2017

Transmission revenues	103	100	328	313
Equity earnings	34	27	129	87
Operation and maintenance expenses	(15)	(16)	(48)	(47)
Property taxes	(7)	(7)	(21)	(21)
General and administrative	(2)	(1)	(4)	(6)
Depreciation	(25)	(25)	(73)	(73)
Financial charges and other	(23)	(23)	(69)	(59)
Net income before taxes	65	55	242	194
Income taxes	-	-	(1)	(1)
Net Income	65	55	241	193

Net income attributable to non-controlling interests	3	1	10	7
Net income attributable to controlling interests	62	54	231	186

Net income attributable to controlling interest allocation
Common units	57	42	222	164
General Partner	1	4	5	12
TransCanada and its subsidiaries	4	8	4	10
	62	54	231	186

Net income per common unit – basic and diluted (a)	$0.79	$0.61	$3.11	$2.38

Weighted average common units outstanding – basic and diluted (millions)	71.3	69.4	71.3	68.9

Common units outstanding, end of period (millions)	71.3	69.6	71.3	69.6

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s effective two percent general partner interest, plus an amount equal to incentive distributions. For the year ending December 31, 2018, the amount allocable to the Class B units is equal to 30 percent of GTN’s annual distributable cash flow, less the threshold amount of $20 million and is further reduced by the Class B Reduction for 2018 (2017 – less the threshold of $20 million and the Class B Reduction was not required).  During the three and nine months ended September 30, 2018, $4 million was allocated to the Class B units (2017 - $8 million).

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets
(unaudited)
(millions of dollars)	September 30, 2018	December 31, 2017

ASSETS
Current Assets
Cash and cash equivalents	48	33
Accounts receivable and other	39	42
Inventories	7	8
Other	8	7
	102	90
Equity investments	1,196	1,213
Property, plant and equipment
(Net of $1,252 accumulated depreciation; 2017 - $1,181)	2,075	2,123
Goodwill	130	130
Other assets	13	3
	3,516	3,559

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	30	31
Provision for revenue sharing	9	-
Accounts payable to affiliates	5	5
Distributions payable	-	1
Accrued interest	20	12
Current portion of long-term debt	36	51
	100	100
Long-term debt, net	2,211	2,352
Deferred state income taxes	10	10
Other liabilities	29	29
	2,350	2,491
Partners’ Equity
Common units	921	824
Class B units	99	110
General partner	23	24
Accumulated other comprehensive gain	18	5
Controlling interests	1,061	963
Non-controlling interest	105	105
	1,166	1,068
	3,516	3,559

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows
	Nine months ended
(unaudited)	September 30,
(millions of dollars)	2018	2017

Cash Generated from Operations
Net income	241	193
Depreciation	73	73
Amortization of debt issue costs reported as interest expense	1	1
Amortization of realized loss on derivative instrument	2	1
Equity earnings from equity investments	(129)	(87)
Distributions received from operating activities of equity investments	142	106
Change in other long term liabilities	(1)	-
Change in operating working capital	25	24
	354	311
Investing Activities
Investment in Northern Border	-	(83)
Investment in Great Lakes	(4)	(4)
Acquisition of a 49.34 percent in Iroquois and an additional 11.81 percent in PNGTS	-	(646)
Distribution received from Iroquois as return of investment	8	3
Capital expenditures	(28)	(26)
	(24)	(756)
Financing Activities
Distributions paid	(171)	(210)
Distributions paid to Class B units	(15)	(22)
Distributions paid to non-controlling interests	(11)	(5)
Distributions paid to former parent of PNGTS	-	(1)
Common unit issuance, net	40	126
Long-term debt issued, net	159	732
Long-term debt repaid	(316)	(164)
Debt issuance costs	(1)	(2)
	(315)	454
Increase/(decrease) in cash and cash equivalents	15	9
Cash and cash equivalents, beginning of period	33	64
Cash and cash equivalents, end of period	48	73

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Nine months ended
(unaudited)	September 30,		September 30,
(millions of dollars)	2018	2017	2018	2017
Net income	65	55	241	193

Add:
Interest expense (a)	23	23	71	60
Depreciation and amortization	25	25	73	73
Income taxes	-	-	1	1

EBITDA	113	103	386	327

Add:
Distributions from equity investments (b)
Northern Border	22	21	60	61
Great Lakes	10	1	49	28
Iroquois (c)	14	14	42	28
	46	36	151	117
Less:
Equity earnings:
Northern Border	(16)	(16)	(49)	(50)
Great Lakes	(9)	(2)	(45)	(24)
Iroquois	(9)	(9)	(35)	(13)
	(34)	(27)	(129)	(87)
Less:
Interest expense (a)	(23)	(23)	(71)	(60)
Income taxes	-	-	(1)	(1)
Distributions to non-controlling interest (d)	(3)	(2)	(12)	(10)
Distributions allocated to TransCanada as PNGTS’ former parent (e)	-	-	-	(1)
Maintenance capital expenditures (f)	(11)	(9)	(21)	(26)
	(37)	(34)	(105)	(98)

Total Distributable Cash Flow	88	78	303	259
General Partner distributions declared (g)	(1)	(5)	(3)	(13)
Distributions allocable to Class B units (h)	(4)	(8)	(4)	(8)
Distributable Cash Flow	83	65	296	238

(a)	Interest expense as presented includes net realized loss related to the interest rate swaps and amortization of realized loss on PNGTS’ derivative instruments.
(b)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash during the current reporting period.

(c)
This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee Iroquois during the current reporting period and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2.6 million and $7.8 million, respectively, for the three and nine months ended September 30, 2018 (2017-$2.6 million and $5.2 million).

(d)	Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us during the periods presented.
(e)	Distributions to TransCanada as PNGTS’ former parent represent TransCanada’s respective share of PNGTS’ distributable cash from earnings not owned by us during the periods presented.
(f)
The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets.  This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.

(g)	Distributions declared to the General Partner for the three and nine months ended September 30, 2018 did not warrant or include any incentive distributions (2017 – $3 million and $9 million).
(h)
During the nine months ended September 30, 2018, 30 percent of GTN’s total distributions amounted to $31 million. After applying the $20 million annual threshold and an estimate of Class B Reduction for 2018, $4 million was allocated to the Class B units for both the three and nine months ended September 30, 2018. During the nine months ended September 30, 2017, 30 percent of GTN’s total distributions amounted to $28 million. After applying the $20 million annual threshold, $8 million was allocated to the Class B units for both the three and nine months ended September 30, 2017. The Class B reduction was not required during 2017.